Array BioPharma Announces Key Data from NRAS-mutant Melanoma and BRAF-mutant Colorectal Cancer ASCO 2016 Presentations

ASCO Abstracts Published Today Including #9500 and #3544

BOULDER, Colo., May 18, 2016 /PRNewswire/ -- Array BioPharma (NASDAQ: ARRY) will present additional data on its late-stage candidates binimetinib and encorafenib in NRAS-mutant melanoma and BRAF-mutant colorectal cancer, respectively, at the 2016 American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago, Illinois on June 3-7.

"We look forward to presenting data at ASCO from our pivotal NEMO trial of binimetinib in NRAS-mutant melanoma, which met its primary endpoint of progression free survival (PFS), and plan to submit a New Drug Application (NDA) for binimetinib next month," said Ron Squarer, Chief Executive Officer of Array BioPharma. "Importantly, in the pre-specified sub-group of patients who received prior treatment with immunotherapy, including ipilimumab and nivolumab, median PFS was 5.5 months for patients treated with binimetinib compared to 1.6 months for patients treated with dacarbazine. These results are encouraging given the limited treatment options available to patients with NRAS-mutant melanoma beyond immunotherapy."

"We are also pleased to share results from our Phase 2 trial of encorafenib and cetuximab containing-regimens in BRAF-mutant colorectal cancer patients who have progressed after one or more prior therapies," added Mr. Squarer. "Data from this study suggest that median overall survival (OS) for these patients may exceed one year which is substantial when compared to historical published benchmarks for this population, which range between four to six months. We expect to present updated OS data from this trial at ASCO and plan to initiate a global Phase 3 trial in BRAF-mutant colorectal cancer later this year."

BINIMETINIB

In the Phase 3 NEMO (NRAS MELANOMA AND MEK INHBITOR) trial, 402 patients with NRAS-mutant melanoma were randomized 2:1 to receive binimetinib or dacarbazine, respectively. Eighty-five of the 402 patients received prior treatment with immunotherapy.

  The primary endpoint of PFS was met, with a hazard ratio of 0.62, [95% CI 0.47-0.80] and a p-value of less than 0.001. The median PFS on the binimetinib arm was 2.8 months versus 1.5 months on the dacarbazine arm.
  Importantly, an improvement in median PFS in binimetinib-treated patients was observed in the pre-specified sub-group of patients who received prior treatment with immunotherapy. The median PFS on the binimetinib arm was 5.5 months versus 1.6 months on the dacarbazine arm [HR=0.46 (95% CI 0.26-0.81)].
  Confirmed overall response rate (ORR) and disease control rate (DCR) were 15 percent (95% CI, 11-20 percent) and 58 percent (95% CI, 52-64 percent) for all patients receiving binimetinib, respectively, versus 7 percent (95% CI, 3-13 percent) and 25 percent (95% CI, 18-33 percent) for patients receiving dacarbazine, respectively.
  Grade 3/4 adverse events (AEs) reported in greater than or equal to 5 percent of patients receiving binimetinib included increased creatine phosphokinase (CPK) and hypertension.
  Array expects to present additional OS data at ASCO.

Data from the Phase 3 study will be featured during an oral presentation on Monday, June 6, 1:15 p.m. CT:

  Abstract 9500: Results of NEMO: A phase III trial of binimetinib (BINI) vs dacarbazine (DTIC) in NRAS-mutant cutaneous melanoma
    Presenter: Reinhard Dummer, M.D.

ENCORAFENIB

In the Phase 2 BRAF-mutant colorectal cancer trial, 102 patients were randomized 1:1 to receive encorafenib and cetuximab with or without alpelisib:

  Median PFS was 5.4 months and 4.2 months for the triplet and doublet regimens, respectively.
  An early analysis of median OS exceeded one year for the triplet regimen and was not reached for the doublet regimen. Updated interim median OS analysis for both regimens will be presented at ASCO.
  Confirmed ORR was 27 percent (95% CI, 16-41 percent) for the triplet regimen and 22 percent (95% CI, 12-36 percent) for the doublet regimen.
  Grade 3/4 AEs occurring in greater than 10 percent of patients in either arm included anemia, hyperglycemia and increased lipase.

Historical published PFS and OS results after first-line treatment range between 1.8 to 2.5 months and four to six months, respectively, and published response rates from various studies in this population range between 6 percent to 8 percent.

Data from the Phase 2 study will be presented on Saturday, June 4, 8:00 - 11:30 a.m. CT:

  Abstract 3544: Phase 2 results: encorafenib (ENCO) and cetuximab (CETUX) with or without alpelisib (ALP) in patients with advanced BRAF-mutant colorectal cancer (BRAFm CRC)
    Presenter: Josep Tabernero, M.D., Ph.D.

Additional data from Array BioPharma and partner compounds will also be presented at ASCO across a variety of tumor types.

All abstracts can be accessed through the ASCO website, http://abstract.asco.org/. After the presentations and posters are public, they will be available as PDFs on Array's website at www.arraybiopharma.com.

About NRAS-Mutant Melanoma
Activating NRAS mutations are present in up to 20 percent of patients with metastatic melanoma, and is a poor prognostic indicator for these patients. Treatment options for this population remain limited beyond immunotherapy, and patients face poor clinical outcomes and high mortality.

About BRAF-Mutant Colorectal Cancer
Colorectal cancer is the third most common cancer among men and women in the United States, with more than 134,000 new cases and nearly 50,000 deaths from the disease projected in 2016.

About Binimetinib and Encorafenib
MEK and BRAF are key protein kinases in the MAPK signaling pathway (RAS-RAF-MEK-ERK). Research has shown this pathway regulates several key cellular activities including proliferation, differentiation, survival and angiogenesis. Inappropriate activation of proteins in this pathway has been shown to occur in many cancers, such as melanoma, non-small cell lung, colorectal and thyroid cancers. Binimetinib is a late-stage small molecule MEK inhibitor and encorafenib is a late-stage small molecule BRAF inhibitor, both of which target key enzymes in this pathway.

Binimetinib and encorafenib are being studied in Phase 3 trials in advanced cancer patients, including: NRAS-mutant melanoma (NEMO, binimetinib single agent) and BRAF-mutant melanoma in combination with encorafenib (COLUMBUS, binimetinib and encorafenib). Activating BRAF mutations are present in approximately 50 percent of patients with metastatic melanoma. NRAS-mutant melanoma represents the first potential indication for binimetinib, with a projected regulatory filing estimated in the first half of 2016. Array also projects COLUMBUS top-line results availability during the third quarter of 2016. In addition, Array plans to initiate a Phase 3 global registration trial in patient with BRAF-mutant colorectal cancer later this year.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Five registration studies are currently advancing related to three cancer drugs. These programs include binimetinib (MEK162), encorafenib (LGX818) and selumetinib (AstraZeneca). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the timing of the completion or initiation of further development of our wholly-owned and our partnered programs, including the timing of regulatory filings, expectations that events will occur that will result in greater value for Array, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, and our future plans to progress and develop our proprietary programs. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially-viable drugs; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; and our ability to attract and retain experienced scientists and management. We are providing this information as of May 18, 2016. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

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